Exhibit 10.10
CLARCOR Inc.
Summary of Compensation for Non-Employee Directors and Named Executive Officers

Non-Employee Director Compensation Summary

Annual Retainer

•	$70,000, payable in cash or stock at the election of the director, for any director who is not a member of the Audit Committee, and $75,000 for Audit Committee members.

•	Additional $7,500 (cash only) for serving as chair of the Director Affairs/Corporate Governance Committee.

•	Additional $10,000 (cash only) for serving as chair of the Compensation Committee.

•	Additional $15,000 (cash only) for serving as chair of the Audit Committee.

•	Additional $25,000 (cash only) for serving as Lead Director

Annual Stock Award

Each year, non-employee directors receive a grant of equity-based compensation, in the amount and form determined by the Director Affairs/Corporate Governance Committee and pursuant to the Company's 2014 Incentive Plan approved by the Company's shareholders on March 25, 2014. In fiscal 2015, non-employee directors each received shares of common stock of the Company having an aggregate grant-date fair market value of approximately $110,000 (rounded up to avoid issuance of fractional shares). The amount and form of the equity-based compensation for non-employee directors for fiscal 2016 has not yet been determined by the Director Affairs/Corporate Governance Committee as of the filing of this Annual Report on Form 10-K.

Named Executive Officer Compensation Summary

Current salaries (rounded to nearest $1,000), equity awards and target bonus percentage for fiscal 2016 for named executive officers:

Name	Title	Salary	Shares Subject to Stock Options (#)	Restricted Stock Units (#)	Target Bonus Percentage

Christopher L. Conway	Chairman of the Board, President and Chief Executive Officer	$800,000	120,000	12,898	100%
Sam Ferrise*	President - CLARCOR Engine/Mobile Filtration Group	N/A	N/A	N/A	N/A
David J. Fallon	Vice President - Finance & Chief Financial Officer	$415,000	37,500	3,980	65%
David J. Lindsay	Vice President - Administration & Chief Administrative Officer	$290,000	19,000	1,857	45%
Keith A. White	President - CLARCOR Industrial Air Group	$321,000	15,000	1,367	55%
Richard M. Wolfson	Vice President - General Counsel & Corporate Secretary	$340,000	27,500	2,510	50%
* Mr. Ferrise retired at the end of fiscal 2015 and thus did not receive compensation for fiscal 2016.

The named executive officers may also receive additional equity awards pursuant to the Company's stockholder-approved 2014 Incentive Plan (or any successor stockholder-approved plan thereto) as determined at the discretion of the Compensation Committee.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's Proxy Statement to be filed in connection with the Company's Annual Meeting of Stockholders expected to be held on March 29, 2016.